EXHIBIT D

EMPLOYMENT AGREEMENT BY AND BETWEEN MINNICH AND AMERICAN LIFE DATED JUNE 28, 2018

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, effective as of the 28th day of June, 2018 (the “Effective Date”), by and between Michael Minnich (hereinafter referred to as the “Executive”), and American Life & Security Corp., a Nebraska corporation (“ALSC”) (hereinafter referred to as the “Employer”).

WHEREAS, ALSC is a life insurance company engaged in providing quality products and services, with its headquarters in Lincoln, Nebraska;

WHEREAS, the Executive has experience as an executive of life insurance companies;

WHEREAS, ALSC desires to employ the Executive as President of ALSC on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to accept employment as set forth above on the terms and conditions hereinafter set forth.

W I T N E S S E T H

NOW, THEREFORE, the parties, in consideration of their respective promises and undertakings as herein set forth, agree as follows:

1. Employment. Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer to act on the Employer’s behalf, as President of ALSC.

2. Duties. The duties of the Executive shall be those which are usually and customarily associated with the positions of a President of a comparably-sized life insurance company. The Executive will have the duties and responsibilities specified in the Articles of Incorporation and Bylaws of ALSC, as the same may be amended from time to time, as well as such other duties and responsibilities as may be specified by the Board of Directors of ALSC. The Executive shall report to the Board of Directors of ALSC for the performance of his duties and shall devote a part of his working time, attention, skill and reasonable best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of ALSC. For purposes of clarification and the avoidance of doubt, Employer acknowledges, accepts and understands that Executive will not devote all of his time and attention to Employer, and Executive will dedicate time and attention to the business related activities of Vespoint LLC and its affiliates.

3. Compensation for Services. In consideration for the services rendered to the Employer, the Executive shall be compensated as follows:

A. Base Salary. The Executive shall be compensated at the rate of $250,000 per year (“Base Salary”). The Executive’s Base Salary, subject to applicable withholding and authorized deductions, shall be paid in equal installments, in accordance with the usual and customary payroll practices of the Employer.

B. Bonus. The Board of Directors of ALSC may, in its discretion, grant a performance bonus to the Executive of up to one-half of the Base Salary, in addition to the compensation described herein, based on performance relating to events such as, but not limited to, business streamlining, business cost reductions, acquisitions, establishment of subsidiaries or affiliates, expansion of ALSC, or corporate revenues.

C. Benefits. During the term of this Agreement, subject to the proviso in the final sentence of this Section 3.C, the Executive shall receive the following benefits (together, the “Other Benefits”):

(i) The Employer shall pay the full premium required to provide the Executive and the Executive’s spouse and family with coverage under the Employer’s Group Health and Dental Plan as per current practice or receive a credit if such coverage is waived.

(ii) The Executive shall be eligible to participate in all leave policies and “fringe” benefit programs, including, but not limited to, sick leave, personal leave, insurance programs and/or a 401(k) plan, as and to the extent the same are from time to time made available to employees of the Employer.

Anything herein to the contrary notwithstanding, however, the Executive’s eligibility, participation and benefit entitlement for each of the foregoing policies, plans, programs or benefits shall be subject to all of the terms and conditions of each such policy, plan or program and any third party contracts, agreements or policies of insurance which may be applicable thereto.

D. Continuation of Salary During Illness. If the Executive shall become ill or temporarily disabled and shall be absent from work by reason thereof, the Employer shall continue the Executive’s salary during said period of illness or disability as may be necessary to permit the Executive to qualify for any disability income insurance maintained by the Executive.

E. Annual Physical. An annual physical examination may be required, at the Employer’s expense, determined in the reasonable discretion of the Employer.

4. Expense Reimbursement. The Employer agrees to reimburse the Executive, in accordance with the Employer’s usual and customary practices, for all other ordinary and necessary business expenses which are reasonably and necessarily incurred by the Executive in the course of performing his duties on the Employer’s behalf under this Agreement.

5. [Reserved].

6. Termination. This Agreement may be terminated as follows:

A. Death. This Agreement shall immediately terminate upon the event of the Executive’s death.

B. Disability. Subject to Section 3.D, this Agreement shall immediately terminate in the event the Executive is Permanently Disabled, has exhausted all available leave, and is unable to return to work and perform the essential functions of his employment. “Permanently Disabled” shall mean a physical or mental impairment rendering the Executive substantially unable to carry out his then currently assigned day-to-day functions as an employee of the Employer for any period of six (6) consecutive months. Any dispute as to whether the Executive is Permanently Disabled, and the date on which such incapacity commenced shall be resolved by the Board of Directors of ALSC with the assistance of a physician selected by either party. The decision of the Board of Directors of ALSC shall be final and binding upon the Executive and the Employer. If the Executive does not cooperate in providing the Board of Directors access to needed information upon which a determination can be made, then the Board of Directors shall have no continued obligation to consult with a physician and will have authority to determine incapacity on its own.

C. Involuntary Termination for Good Cause. The Employer may terminate the Executive’s employment at any time during the Term of this Agreement for Good Cause. “Good Cause” shall be deemed to exist if, and only if:

(i) Executive willfully engages in acts or omissions constituting dishonesty, breach of fiduciary duty or intentional wrongdoing or malfeasance, including without limitation knowing falsification of the financial books or records of the Employer (or its subsidiaries or affiliates), embezzlement of funds from the Employer (or its subsidiaries or affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by Executive that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Delaware;

(ii) Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any criminal violation involving fraud or dishonesty;

(iii) Executive is convicted of, or enters a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or on the reputation or activities of the Employer (or its subsidiaries or affiliates);

(iv) Executive habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine;

(v) Executive materially breaches the terms of any agreement between Executive and the Employer (or its subsidiaries or affiliates) relating to Executive’s employment, or materially fails to satisfy the conditions and requirements of Executive’s employment with the Employer (or its subsidiaries or affiliates), and such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from the Employer specifying the nature of the breach or failure and demanding cure thereof; or

(vi) Executive engages in acts or omissions constituting gross negligence by Executive in the performance (or non-performance) of his duties hereunder.

7. Effect of Termination. In the event the Executive’s employment is terminated pursuant to Section 6.A, 6.B or 6.C above, the Executive shall only be entitled to receive that portion of his Base Salary which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4. In the event the Executive’s employment is terminated for reasons other than those provided in Section 6.A, 6.B. or 6.C., the Executive shall be entitled to the amounts set forth in Section 9 below.

8. Resignation or Retirement; Effect. If the Executive resigns without Good Reason (as defined below) or retires during the Term of this Agreement, the Executive shall only receive his Base Salary and Other Benefits through the effective date of his resignation or retirement. If the Executive resigns with Good Reason, he shall be entitled to the amounts set forth in Section 9 below. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as a C-Suite executive (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 2 of this Agreement, or any other action by ALSC which results in a diminution in such position as a C-Suite executive, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by ALSC promptly after receipt of notice thereof given by the Executive;

(ii) any failure by ALSC to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by ALSC promptly after receipt of notice thereof given by the Executive;

(iii) any purported termination by the Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement; and

(iv) resignation by the Executive for any reason within three (3) months after a Change in Control. As used herein, “Change in Control” excludes any change relating to the transactions contemplated by the Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement between Midwest Holding Inc and Xenith Holdings LLC dated as of May 9, 2018. “Change in Control” also excludes any change relating to a transaction involving Xenith Holdings LLC or an affiliate of Xenith Holdings LLC provided such transaction leaves Xenith Holdings LLC or an affiliate of Xenith Holdings LLC with ten percent (10%) or more of the securities of Employer or ALSC. “Change in Control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an employee benefit plan (or related trust) sponsored or maintained by the Employer or any of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty-five percent (25%) of the then outstanding voting securities of the Employer or ALSC entitled to vote generally in the election of directors, or of equity securities having a value equal to more than twenty-five percent (25%) of the total value of all shares of stock of the Employer or ALSC;

(b) individuals who as of the effective date of this Agreement constitute the Board of Directors and subsequently elected members of the Board of Directors of the Employer whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board of Directors of the Employer; or

(c) approval by the shareholders of the Employer of (1) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the voting securities of the Employer immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of respectively, the then outstanding common shares or other voting securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the corporation or limited liability company resulting from such merger, reorganization or consolidation, (2) a liquidation or dissolution of the Employer or (3) the sale or other disposition of all or substantially all of the assets or stock of ALSC by the Employer.

(v) the Employer materially breaches the terms of any agreement between the Executive and the Employer relating to the Executive’s employment, or materially fails to satisfy the conditions and requirements of this Agreement, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Employer of written notice from the Executive specifying the nature of the breach or failure and demanding the cure thereof.

Notwithstanding anything herein to the contrary, in the event the Executive shall resign and terminate his employment for Good Reason hereunder, the Executive shall give written notice to the Employer specifying in detail the reason or reasons for the Executive’s termination.

9. Severance; Liquidated Damages. If the Employer terminates the Executive’s employment under this Agreement for reasons other than those provided in Sections 6.A, 6.B and 6.C, or if the Executive resigns and terminates this Agreement for Good Reason as provided in Section 8, the Employer shall pay to the Executive that portion of his Base Salary which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4. In addition, in any such event, the Employer shall (i) pay to the Executive within 60 days following the date of such termination an amount equal to the Executive’s entire monthly Base Salary for each month of the Severance Period (as hereinafter defined) (the “Liquidated Damages Amount”), and (ii) continue to provide the Executive with the Other Benefits throughout the Severance Period. As used herein the term “Severance Period” shall mean a period extending from the date of termination and continuing through six (6) months after the date of termination. The Employer and the Executive agree that the Executive shall have no duty to mitigate his losses or obtain other employment. If the Executive obtains other employment, it shall not affect his right to payment under this Section. The parties have bargained for and agreed to the foregoing severance and liquidated damages provision, given consideration to the fact that the Executive will lose certain benefits related to his position, which are extremely difficult to determine with certainty. The parties agree that payment of the severance liquidated damages provided in this Section to the Executive shall constitute adequate and reasonable compensation to the Executive for the damages and injury suffered by him because of such termination of this Agreement by the Employer.

10. Indemnification.

A. In the event that the Executive is successful in any suit or proceeding against the Employer to enforce any or all of his rights under this Agreement, the Employer shall pay (or the Executive shall be entitled to recover from the Employer) the Executive’s reasonable attorneys’ fees, costs, and expenses in connection with the enforcement of his rights, in addition to other costs and damages.

B. In the event that the Employer is successful in any suit or proceeding against the Executive to enforce any or all of its rights under this Agreement, the Executive shall pay (or the Employer shall be entitled to recover from the Executive) the Employer’s reasonable attorneys’ fees, costs, and expenses in connection with the enforcement of its rights, in addition to other costs and damages.

11. Confidentiality/Nondisclosure. The Executive agrees that all information relating to the Employer and its business, financial and/or professional affairs which is obtained by the Executive in the course of his employment has substantial value and shall at all times be and remain the sole and exclusive property of the Employer. Executive further agrees during the term of this Agreement and thereafter, to maintain and keep all Confidential Information, as hereinafter defined, strictly confidential and to not disclose the same in any form to any person, firm or entity, or use the same for any purpose whatsoever except as may be necessary and appropriate in connection with the performance of the Executive’s duties hereunder, or to the extent such disclosures are required by law. For the purposes of this Agreement, “Confidential Information” shall include, but not be limited to, all nonpublic information pertaining to or in any way connected with the Employer’s present or future products or services or any component parts thereof, the Employer’s designs, routines, standards, and procedures, all research, development, discoveries, improvements, applications, enhancements, and inventions, whether or not patentable or subject to copyright protection, undertaken or made in connection therewith; all information relating to the Employer’s customers, clients and accounts, and contractees, and all information related to executives, executive relations, personnel or pay practices, marketing plans, business plans, business or marketing research; and all information relating to the Employer’s financial and/or other business affairs; and all files, documents, contracts, materials, listings, computer programs, printouts, source codes, drawings, specifications, processes, applications, techniques, routines, formulas and information of every name, nature or description, whether or not the same is in machine readable form or reduced to writing, which pertains thereto.

12. Reserved

13. Remedies in the Event of Breach; Specific Performance. The parties acknowledge that the Employer’s remedies at law for breach of the covenants contained in Sections 11 and 12 hereof by the Executive are inadequate, that irreparable harm is likely to result in the event of a breach of such covenants and that monetary damage alone will not compensate for such damage. Therefore, the Executive waives any and all defenses that an adequate remedy at law exists in the event of any action by the Employer to enforce any one or more of the covenants set forth in Sections 11 and 12 hereof, and the Executive agrees that the Employer shall be entitled to injunctive relief, as well as such other relief as may be available at law or in equity, including, but not limited to, specific performance and/or damages to the extent the same can be quantified and proven.

14. Severability. Invalidity of any provision of this Agreement including, but not by way of limitation, any provision of Sections 8, 10, 11, or 12 hereof shall not render invalid any of the other provisions of this Agreement (including, but not by way of limitation, any of the other provisions of said sections and/or of said specifically enumerated subsections).

15. Miscellaneous Provisions.

A. Successor and Assigns. This Agreement is personal in nature and the Executive may not assign or delegate any rights or obligations hereunder without first obtaining the express written consent of the Employer. The rights, benefits, and obligations of the Employer under this Agreement and all covenants and agreements pertaining thereto hereunder shall be assignable by the Employer and shall inure to the benefit of and be enforceable by or against its successors and assigns, provided the Employer shall remain liable to the Executive for the performance of all obligations to be performed by it hereunder.

B. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements or understandings and all negotiations, discussions, arrangements, and understandings with respect thereto.

C. Binding Effect. This Agreement shall be binding upon the parties and their respective heirs, personal representatives, administrators, trustees, successors, and permitted assigns.

D. Amendment or Modification. No amendment or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

E. Nebraska law. Employer and Executive agree that this Agreement shall be governed by and construed according to the laws of the State of Nebraska.

F. Interpretations. Any uncertainty or ambiguity existing herein shall not be interpreted against either party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally. The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

G. Notices. Any notice required to be given in writing by any party to this Agreement may be delivered personally or by certified mail. Any such notice directed to the Employer shall be addressed to the Employer at 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68510, Attention: Secretary, Board of Directors; or to such other address as the Employer may from time to time designate in writing to the Executive. Any notice addressed to the Executive shall be addressed to his personal residence at _____________________ or to such other address as the Executive may from time to time designate in writing to the Employer.

H. Survival. Anything herein to the contrary notwithstanding, the rights and obligations of the parties hereunder which by their terms contemplate or require performance or obligations which extend beyond or occur after the termination of this Agreement, specifically including, but not limited to, the payments to the Executive provided for in Sections 7 and 9, the indemnification of Executive provided in Section 10, the use of Confidential Information set forth in Section 11, and the Noncompete Covenant set forth in Section 12 shall survive termination of this Agreement and shall be and remain fully enforceable as between the parties in accordance with their terms.

I. Voluntary Execution; Conflict Waiver. Each of the Executive and the Employer is signing this Agreement knowingly and voluntarily. The Executive and the Employer have been given the opportunity to consult with independent counsel of their choice regarding their rights under this Agreement.

J. Signatures. This Agreement may be executed in counterparts, both of which shall be one and the same Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have caused this Agreement to be signed, effective as of the date and year first above written, fully intending the same to be binding upon themselves and their respective heirs, personal representatives, trustees, successors, receivers and assigns.

EXECUTIVE

By:	/s/ Michael Minnich
Michael Minnich

AMERICAN LIFE & SECURITY CORP.

By:	/s/ A. Michael Salem
Name and Title: A. Michael Salem, Chairman